Exhibit 99.1

news release
Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact:	Chuck Greener
202-752-2616

Number:	3738

Date:	May 23, 2006
Fannie Mae Agrees to Comprehensive Settlements with OFHEO and SEC
WASHINGTON, DC — Fannie Mae (FNM/NYSE) today announced that, contemporaneous with the release of the final report of the Office of Federal Housing Enterprise Oversight (OFHEO) special examination, the company has agreed to comprehensive settlements resolving matters with OFHEO and the U.S. Securities and Exchange Commission (SEC).
The primary terms of the comprehensive settlement agreements are as follows:
•	Fannie Mae has agreed to a consent order with OFHEO under which the company will be undertaking remedial actions to address all the recommendations contained in the OFHEO special examination report, including accounting practices, internal controls, governance, capital plans, corporate culture, disclosure, personnel oversight and compensation, and oversight of certain corporate activities. As part of the agreement, the company agreed not to increase its “mortgage portfolio” assets except as provided in a plan to be submitted to OFHEO within 60 days and subject to its approval. Such plan can include a moderate per annum increase for reasons of liquidity, housing goals, portfolio flexibility and competitive considerations.

•	Fannie Mae has also agreed to a settlement with the SEC in which it will agree to be enjoined from future violations of certain provisions of the federal securities laws.

•	In the combined agreements with OFHEO and the SEC, the company has agreed to a $400 million civil penalty.
Fannie Mae has agreed to these comprehensive agreements in the interest of resolving matters with OFHEO and the SEC fully and expeditiously and in the interest of the company’s shareholders and stakeholders. In reaching these comprehensive agreements, the company neither admitted nor denied any wrongdoing.
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Comprehensive Settlements with OFHEO and SEC
Page Two
“We are pleased that we have been able to reach a comprehensive agreement and bring these matters to a conclusion,” said Stephen B. Ashley, Chairman of the Board. “This important step today builds on some of the changes and progress we have made over the past 18 months to rebuild the company and restore the confidence of our shareholders and stakeholders.”
Ashley also said, “The Board has read the report and is committed to implementing the terms of the settlement. The company has undertaken a number of remedial steps. Over the course of the past two years, the Board has made a number of changes in its structure and membership, and its relationship to the company. We are also pleased with the steps Dan Mudd has taken as President and CEO and are confident in his leadership. He has established a new leadership team, restructured the finance, controllers, internal audit and compliance organizations and functions, and begun to change the corporate culture, repair relationships with our regulators, and refocus the business to serve the company’s affordable housing mission. The Board and new management team are fully committed to working closely and cooperatively with our regulators to ensure that the progress made so far will continue and that the future of our company remains bright for our shareholders, investors and employees.”
“We are glad to resolve these matters. We have all learned some powerful lessons here about getting things right and about hubris and humility. We are a much different company than before. But we also recognize that we have a long road ahead of us,” said Daniel H. Mudd, President and Chief Executive Officer.
Mudd also said, “We pledge to continue to work closely and cooperatively with our regulators as we continue to move forward with remedial measures, carry out the terms of our regulatory agreements, complete our restatement and build a better company. A lot of people are counting on us to build a company that is worthy of our public purpose to help the housing finance system serve affordable housing.”
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Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.